Exhibit 10.2

September 18, 2013

Bronwyn Syiek

c/o QuinStreet, Inc.

950 Tower Lane, 6th Floor

Foster City, CA 94404

Dear Bronwyn:

We previously entered into a Transition Agreement dated April 9, 2013 (the “April 9 Transition Agreement”), which set forth the terms regarding your termination as an employee of QuinStreet. This letter amends and replaces the April 9 Transition Agreement in its entirety (the “Amended Transition Agreement”).

1. SEPARATION DATE. Your employment termination date will be October 1, 2013 (the “Separation Date”).

2. CONSULTING RELATIONSHIP. Following the Separation Date, the Company will engage you as a consultant pursuant to the terms set forth in the Consulting Agreement attached hereto as Exhibit A, provided that (a) you sign the Separation Date Release attached hereto as Exhibit B, which was provided to you with the April 9 Transition Agreement (the “Separation Release”) and (b) the Separation Date Release becomes effective.

3. EQUITY. For purposes of the QuinStreet, Inc. 2010 Equity Incentive Plan (the “Equity Plan”), your “Continuous Service” (as defined in the Equity Plan) will terminate as of the Separation Date, unless you and the Company enter into the Consulting Agreement. In the event that you and the Company enter into the Consulting Agreement, your “Continuous Service” (as defined in the Equity Plan) will continue during the term of the Consulting Agreement for RSU Grant Number 005749 and for all of your other fully vested equity awards (except Option Award No. 5251, Option Award No. 5252 and Option Award 004561, which are referred to collectively as the “Cancelled Awards”). As a result, RSU Grant Number 005749 will continue to vest during the term of the Consulting Agreement and any fully vested but unexercised option awards (other than the Cancelled Awards) will continue to be exercisable during the term of the Consulting Agreement and in accordance with the terms of the Equity Plan. The Cancelled Awards shall be cancelled as of the Separation Date, and unvested and vested but unexercised shares underlying the Cancelled Awards shall be returned to QuinStreet as of the Separation Date. Except as set forth herein and in the Consulting Agreement, the terms of your outstanding equity awards will continue to be governed in all respects by the terms of the governing plan documents and option agreements between you and the Company.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement or the Consulting Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, except as specifically outlined above.

5. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

6. MISCELLANEOUS. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Thank you for your many contributions to QuinStreet. I wish you the best in your future endeavors.

Sincerely,

QUINSTREET, INC.

By:	/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer

Exhibits:

Exhibit A – Separation Date Release Agreement

Exhibit B – Consulting Agreement

Exhibit C – Employee Proprietary Information and Inventions Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Bronwyn Syiek	September 18, 2013
Bronwyn Syiek	Date

EXHIBIT A

SEPARATION DATE RELEASE

(TO BE SIGNED ON THE SEPARATION DATE)

In exchange for the benefits to be provided to me by QuinStreet, Inc. (the “Company”) pursuant to the Consulting Agreement between the Company and me dated October 1, 2013, (the “Consulting Agreement”), I hereby provide the following Separation Date Release (the “Separation Date Release”).

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Separation Date Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was were already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date

Release to revoke (in a written revocation sent to the Company’s Chief Executive Officer); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release.

In granting the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Bronwyn Syiek

Date:

EXHIBIT B

CONSULTING AGREEMENT

(TO BE SIGNED ON THE SEPARATION DATE)

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (“Agreement”) between QUINSTREET, INC., a Delaware corporation (the “Company”) and BRONWYN SYIEK, an individual (“Consultant”), is effective as of October 1, 2013.

1.	PURPOSE OF ENGAGEMENT. Consultant’s employment with the Company terminated as of October 1, 2013. The Company has determined that Consultant’s continuous service with the Company for a period of time, and on the terms set forth herein, is in the best interests of the Company. Accordingly, the Company agrees to retain Consultant to provide professional services on projects in the areas of her expertise, as directed by the Company CEO or his/her designate (the “Services”). Consultant agrees to furnish the Services for the term and under the conditions set forth in this Agreement.

2.	PERFORMANCE OF SERVICES. Consultant will perform the Services at the request of the Company, which Services are expected to require an average time commitment by Consultant of approximately 5 hours per week. Consultant agrees to exercise the highest degree of professionalism and utilize her expertise and creative talents in providing the Services. The Company will make its facilities and equipment available to Consultant when necessary in the Company’s reasonable discretion. Consultant shall perform the Services in a timely and professional manner consistent with industry standards.

3.	TERM. The term of this Agreement shall begin on October 1, 2013, and shall continue, unless earlier terminated as provided herein, until January 31, 2015, at which time it may be extended as agreed by both parties.

4.	CONSULTANT’S COMPENSATION.

(a)	Cash. From October 1, 2013 through January 31, 2014, the Company will pay Consultant $37,400.00 (THIRTY-SEVEN THOUSAND FOUR HUNDRED DOLLARS) per month, which will be pro-rated for any partial month. After January 31, 2014, Consultant will not receive any cash compensation pursuant to this Agreement.

(b)

Equity Compensation. During the term of this Agreement, Consultant’s “Continuous Service” (as defined in the QuinStreet, Inc. 2010 Equity Incentive Plan, the “Equity Plan”), will continue during the term of the Agreement for RSU Grant Number 005749 and for all of your other fully vested equity awards (except Option Award No. 5251, Option Award No. 5252 and Option Award 004561, which are referred to collectively as the “Cancelled Awards”). As a result, RSU Grant Number 005749 will continue to vest during the term of the Consulting Agreement and any fully vested but unexercised option awards (other than the Cancelled Awards) will continue to be exercisable during the term of the Consulting Agreement and in accordance with the terms of the Equity Plan. Consultant acknowledges that Option Award Nos. 5251, 5252 and 4561 have been cancelled and the shares returned to the Company as of the Separation Date.

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Except as set forth herein, the terms of Consultant’s outstanding equity awards will continue to be governed in all respects by the terms of the governing plan documents and option agreements between Consultant and the Company.

5.	OWNERSHIP OF WORKS. The parties agree that all information, documents, drawings and materials authored or prepared, in whole or in part, by Consultant in the course of providing Services hereunder, including without limitation computer programs, computer systems, data, computer documentation or other material whatsoever (“Works”), are the sole and exclusive property of the Company. Consultant hereby agrees to assign and, upon their authorship or creation, expressly and automatically assigns, all copyrights, proprietary rights, trade secrets and other right, title and interest in and to such Works and derivatives to the Company and agrees to waive any rights thereto (including without limitation any moral rights, rights of authorship, or like rights). In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to the Company an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Works in any medium or format, whether now known or later developed. Consultant agrees to render all reasonably required assistance to the Company to perfect and protect the rights hereinabove described. In the event that the Company cannot secure Consultant’s signature on any document the Company deems necessary or advisable for the registration or protection of its rights in the Works, Consultant hereby irrevocably appoints the Company as his attorney-in-fact to execute any such document, which agency is coupled with an interest.

6.	DISCLOSURE OF PRIOR WORK PRODUCT. Any work product relating to the Company’s business or any Services to be performed for the Company, which Consultant has rendered or made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) shall be disclosed in writing to the Company on Exhibit A to this Agreement. Consultant shall specifically describe and identify in Exhibit A all Prior Work Product which Consultant intends to use in performing under this Agreement, and is in existence in the form of a writing or working prototype prior to the Effective Date, and Consultant hereby represents that all such Prior Work Product is either owned solely by Consultant or licensed to Consultant with a right to sublicense without payment of any kind. If disclosure of any such Prior Work Product would cause Consultant to violate any prior confidentiality agreement, Consultant understands that he is not to list such Prior Work Product in Exhibit A, but he will disclose (in the space provided in Exhibit A for such purpose) a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. For all Prior Work Product which Consultant intends to use in performing under this Agreement, Consultant grants the Company a non-exclusive, non-transferable, perpetual, irrevocable, fully paid royalty-free license to use such Prior Work Product for any purpose, including, without limitation, sublicensing and selling products and services based thereon.

7.

CONFIDENTIAL INFORMATION. Consultant agrees to hold the Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all

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information disclosed by the Company or learned by Consultant during the term of this Agreement that is not generally known in the Company’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, or know-how; (c) information regarding plans for research, development, new offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company business. Consultant’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by the Company; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by the Company; (c) was in Consultant’s possession free of any obligation of confidence at the time it was communicated to Consultant by the Company; or (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was communicated to Consultant by the Company; or (e) was communicated by the Company to an unaffiliated third party free of any obligation of confidence. In addition, Consultant may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information.

8.	CONSULTANT’S WARRANTIES. Consultant provides the following warranties to the Company:

(a)	Consultant’s performance of the Services called for by this Agreement does not and will not violate any contracts with third parties or any third-party rights in copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

(b)	All reports, documentation and other materials delivered by Consultant to the Company hereunder, the development and use by the Company thereof, and the performance by Consultant of Consultant’s obligations hereunder, shall be in compliance with all applicable laws, rules and regulations as of the date of delivery thereof.

9.

TERMINATION. Either party may terminate this Agreement for any reason, with or without cause, upon written notice to the other party. The rights and obligations contained in Paragraphs 5 (“Ownership of Works”), 7 (“Confidential Information”) 8

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(“Consultant’s Warranties”), 9 (“Termination”), 10 (“Indemnification”) 12 (“Noninterference with Business”) and 16 (“Injunctive Relief”), as well as the license grant pursuant to Paragraph 6 (“Disclosure of Prior Work Product”) will survive any termination or expiration of this Agreement.

10.	INDEMNIFICATION. Consultant hereby agrees to indemnify and hold harmless the Company and any employee or agent thereof (each of the foregoing being hereinafter referred to individually as an “Indemnified Party”) against all liabilities, claims, losses, expenses (including without limitation attorneys’ fees, allocated costs of counsel, and legal expenses related to such defense), fines, penalties, taxes or damages (collectively “Liabilities”) asserted by any third party where such Liabilities arise out of or result from (1) breach of representations or warranties made by Consultant under Section 5 (Ownership of Works), Section 6 (Disclosure of Prior Work Product), Section 7 (Confidential Information), Section 8 (Consultant’s Warranties); or (2) the violation or misappropriation by Consultant of any third party’s trade secrets, proprietary information, trademark, copyright, or patent rights. Consultant’s obligation to indemnify and defend the Indemnified Parties will survive the cancellation, expiration or termination of this Agreement by either party for any reason. The Company shall promptly notify Consultant of any third party action arising as described herein. The Company shall not settle or compromise any Liabilities without the express written consent of Consultant, which shall not be unreasonably withheld.

11.	NO CONFLICTS OF INTEREST. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for the Company, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party. Consultant agrees to provide the Company with written notification prior to commencing any work (whether as a consultant, employee, advisor, director or otherwise) for any other entity, with such notice to identify the name of the entity for which Consultant is performing services, as well as a description of such services.

12.	NONINTERFERENCE WITH BUSINESS. During and for a period of two (2) years immediately following expiration of this Agreement, or termination for any reason of this Agreement by either party (the “Noninterference Period”), Consultant agrees not to solicit or induce, directly or indirectly, any employee, independent contractor or consultant to terminate or breach an employment, contractual or other relationship with the Company. During the Noninterference Period, Consultant further agrees not to approach or attempt to establish contact with any Company client (“Client”) directly, or via a Client’s ad agency, broker or any other person or entity, in order to solicit the Client to terminate its relationship with the Company or to discourage the Client from participating in a Company program. A “Client” will include any business entity that was a Company Client or prospective Client at any time during the term of this Agreement.

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13.	RETURN OF COMPANY PROPERTY. Upon termination of the Agreement or earlier as requested by the Company, Consultant will deliver to the Company any and all drawings, notes, reports, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Works or Proprietary Information of the Company. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

14.	INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant agrees, represents and warrants that Consultant is an independent contractor and that Consultant is not serving as an employee, agent or representative of the Company under this Agreement. The Company will not withhold or make payments for state or federal income tax or social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Consultant’s behalf. Consultant will not receive any employee benefits from the Company such as paid holidays, vacations, sick leave or other such paid time off, or participate in the Company-sponsored health insurance or other employee benefit plans. The Company will issue Consultant a 1099 form with respect to Consultant’s consulting fees. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including without limitation obligations such as payment of quarterly taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement. Consultant shall be responsible for all taxes and other expenses attributable to the rendition of Services hereunder to the Company, and Consultant shall indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of Consultant’s alleged failure to pay federal, state or local taxes during the term of this Agreement or the Company’s failure to make withholdings or deductions from its payments to Consultant. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Company and Consultant, nor shall anything in this Agreement be deemed to constitute Consultant or the Company the agent of the other. Neither Consultant nor the Company shall be liable for or bound by any representation, act or omission whatsoever of the other.

15.	NONASSIGNABILITY. Consultant shall not assign, transfer, or subcontract this Agreement or any of his obligations hereunder without the Company’s express, prior written permission.

16.	INJUNCTIVE RELIEF. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

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SEVERABILITY AND GOVERNING LAW. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such term and

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provision of this Agreement shall be modified so as to render it lawful and enforceable to the fullest extent permitted by law consistent with the general intent of the parties insofar as possible. This Agreement shall be governed by and construed in accordance with the laws of the state of California, as such laws are applied to agreements between California residents made and to be performed entirely in California.

18.	WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

19.	NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to Consultant shall be sent to the addresses set forth below or such other address as Consultant shall specify in writing.

20.	ENTIRE AGREEMENT. This Agreement, including all exhibits, is the final, complete and exclusive embodiment of the agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions, representations, or promises with respect to that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or caused it to be signed by their duly authorized representatives, as of the day and year first above mentioned.

Bronwyn Syiek	QuinStreet, Inc.

	By:	Doug Valenti

	Title:	Chief Executive Officer

Address:	Address:	950 Tower Lane, 6th Floor
Foster City, CA 94404

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EXHIBIT A

PRIOR WORK PRODUCT DISCLOSURE

[See Section 6 of Agreement]

1. Except as listed in Section 2 below, the following is a complete list of all Prior Work Product (relating to the Company’s business or the Services described in the Consulting Agreement) made, conceived or first reduced to practice by Consultant alone or jointly with others prior to Consultant’s engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to the inventions or improvements generally described below, the proprietary rights and duty of confidentiality with respect to which Consultant owes to the following party(ies):

Invention or Improvement		Party(ies)	Relationship

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2.

3.

☐	Additional sheets attached.

BACKGROUND TECHNOLOGY DISCLOSURE

The following is a list of all Background Technology that Consultant intends to use in performing under this Agreement:

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EXHIBIT D

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT